R:\97RIL\11873.DOC

                    Aggregate Excess of Loss
                      Reinsurance Contract
                   Effective:  January 1, 1997

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                   Philadelphia, Pennsylvania
                  Timberline Insurance Company
                          Eugene Oregon
                     through the auspices of
                  Gryphon Insurance Group, Inc.
                       New York, New York























                        E. W. Blanch Co.

                      Reinsurance Services

                      3500 West 80th Street

                  Minneapolis, Minnesota  55431
                    Aggregate Excess of Loss
                      Reinsurance Contract
                   Effective:  January 1, 1997

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                   Philadelphia, Pennsylvania
                  Timberline Insurance Company
                          Eugene Oregon
                     through the auspices of
                  Gryphon Insurance Group, Inc.
                       New York, New York









               Reinsurer                            Participation

Scandinavian Reinsurance Company, Ltd.                 100.0%

Total                                                  100.0%








                        E. W. Blanch Co.

                      Reinsurance Services

                      3500 West 80th Street

                  Minneapolis, Minnesota  55431
                        Table of Contents


Article                                                      Page

     I    Business Reinsured                                   1
    II    Term                                                 1
   III    Territory (BRMA 51A)                                 2
    IV    Exclusions                                           2
     V    Retention and Limit                                  3
    VI    Definitions                                          3
   VII    Other Reinsurance                                    5
  VIII    Loss Notices and Settlements                         5
    IX    Salvage and Subrogation                              6
     X    Reinsurance Premium                                  6
    XI    Late Payments                                        7
   XII    Experience Account                                   8
  XIII    Commutation                                          9
   XIV    Offset (BRMA 36C)                                   10
    XV    Access to Records (BRMA 1D)                         10
   XVI    Net Retained Lines (BRMA 32B)                       10
  XVII    Errors and Omissions (BRMA 14F)                     11
 XVIII    Currency (BRMA 12A)                                 11
   XIX    Taxes (BRMA 50C)                                    11
    XX    Insolvency                                          11
   XXI    Arbitration                                         12
  XXII    Service of Suit (BRMA 49C)                          13
 XXIII    Agency Agreement                                    14
  XXIV    Intermediary (BRMA 23A)                             14
                    Aggregate Excess of Loss
                      Reinsurance Contract
                   Effective:  January 1, 1997

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                   Philadelphia, Pennsylvania
                  Timberline Insurance Company
                          Eugene Oregon
                     through the auspices of
                  Gryphon Insurance Group, Inc.
                       New York, New York
     (hereinafter referred to collectively as the "Company")

                               by

           The Subscribing Reinsurer(s) Executing the
             Interests and Liabilities Agreement(s)
                         Attached Hereto
          (hereinafter referred to as the "Reinsurer")



Article I - Business Reinsured

A. By this Contract the Reinsurer agrees to reinsure and/or indemnify the Company for the net excess liability which may accrue to the Company during each accident year (as hereinafter defined) under its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") in force on the effective date hereof, issued or renewed on or after that date, for all business written by the Company (direct and assumed), subject to the terms, conditions and limitations hereinafter set forth.

B. Losses arising under policies covered hereunder shall be allocated to an accident year according to the instructions for compiling the Company's Annual Statement as filed with the Company's state of domicile.


Article II - Term

A. This Contract shall become effective on January 1, 1997, with respect to losses occurring during accident years commencing on or after that date, and shall remain in force until December 31, 1999, both days inclusive. Notwithstanding the foregoing, in the event any state auditor determines this Contract is not in compliance with any rule or regulation pertaining to this reinsurance, this Contract may be rescinded by the Company with not less than 30 days prior notice to the Reinsurer by certified mail.

B. Either party may terminate this Contract at the end of any accident year by giving the other party not less than 90 days prior notice by certified mail.


Article III - Territory (BRMA 51A)

The territorial limits of this Contract shall be identical with those of the Company's policies.


Article IV - Exclusions

This Contract does not apply to and specifically excludes the following:

      1. Reinsurance assumed by the Company (unless an assumed program has been specifically declared and accepted by the reinsurers of the Company's underlying per event reinsurance program), except inter-company reinsurance between any member companies of Gryphon Insurance Group, Inc.

      2.   Financial guarantee and insolvency.

      3. Business written by the Company on a co-indemnity basis where the Company is not an equal or controlling carrier.

      4. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage -Reinsurance (U.S.A.)," the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (Canada)," the "Nuclear Incident Exclusion Clause - Liability - Reinsurance (U.S.A.)" and the "Nuclear Incident Exclusion Clause - Liability - Reinsurance (Canada)" attached to and forming part of this Contract.

      5. Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association, which is not underwritten or controlled by the Company. However, this exclusion shall not apply to Assigned Risk Plans or similar plans.

      6. All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.


Article V - Retention and Limit

A. No claim shall be made under this Contract for any accident year unless and until the Company shall have first incurred an amount of ultimate net loss on business covered during the accident year in excess of 55% of its net earned premium for the accident year. The Reinsurer shall then be liable for the amount by which the Company's ultimate net loss exceeds its retention, but the liability of the Reinsurer shall not exceed an amount of ultimate net loss equal to 300% of the reinsurance premium hereunder for any one accident year, nor shall it exceed an amount of ultimate net loss equal to 200% of the reinsurance premium hereunder for the term of this Contract as respects all loss subject to this Contract.

B. Notwithstanding paragraph A above, in the event this Contract is commuted at the Company's option in accordance with Article
   XIII, the aggregate limit provided hereunder shall be reduced as follows:

      1. If this Contract is terminated on December 31, 1997, then the aggregate limit shall be reduced to 150% of the reinsurance premium hereunder for the 12-month term of this Contract;

      2. If this Contract is terminated on December 31, 1998, then the aggregate limit shall be reduced to 160% of the reinsurance premium hereunder for the 24-month term of this Contract.

C. It is also agreed that should the sum of the incurred losses subject to this Contract in the first and second accident years exceed $22,500,000, the Company's retention in the third accident year shall be increased to 60% of the Company's net earned premium for the third accident year.

D. As respects business subject to this Contract, in the event that the subject net earned premium volume for the Property Difference in Conditions book is below 15% of the total subject net premium volume, then the Company's retention shall be increased by 0.9% for every 1% that the Property Difference in Conditions percentage share is below 15%.

E. With respect to business subject hereunder, the maximum policy limit (except statutory) with respect to any one coverage, any one policy shall be deemed not to exceed $5,000,000, with limits written in excess of this amount deemed reinsured elsewhere.


Article VI - Definitions

A. "Net excess liability" as used herein shall mean those amounts payable by the Company as defined in the ultimate net loss definition set forth in paragraph B below.

B. "Ultimate net loss" as used herein is defined as the sum or sums (including loss in excess of policy limits, extra contractual obligations, prejudgment interest if included as part of an award or judgment and any loss adjustment expense, as herein after defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.

   Notwithstanding anything to the contrary contained in this Contract, in arriving at the ultimate net loss of the Company hereunder, property catastrophe losses shall be limited to $7,500,000 per event and in the aggregate for any one accident year but under no circumstances shall property catastrophe losses be more than $15,000,000 for the term of this Contract. For purposes hereof, "property catastrophe loss" shall be defined as net loss and allocated loss adjustment expense, including incurred but not reported losses, on business subject to this Contract arising from insured events identified and numbered as property catastrophe losses by the Property Claims Service, occurring during the term of this Contract.

C. "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall mean:

      1. "Loss in excess of policy limits" shall mean 90% of any amount paid or payable by the Company under a policy ceded to this Contract in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

      2. "Extra contractual obligations" shall mean 90% of any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Company under a policy ceded to this Contract as a result of an action against it by its insured, its insured's assignee or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Contract.

   Any loss in excess of policy limits or extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

   Notwithstanding anything stated herein, this Contract shall not apply to any loss incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with an individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder

D. "Loss adjustment expense" as used herein shall mean expenses allocable to the investigation, defense and/or settlement of specific claims, including 1) prejudgment interest, unless included as part of the award or judgment; 2) post-judgment interest; and 3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto; but not including office expenses or salaries of the Company's regular employees, except that allocated outside costs of the Company's or RA&MCO's salaried adjusters shall be included. Claim costs shall also be included which are incurred by RA&MCO and billed hourly to the Company in accordance with its management agreement.

   With respect to legal expenses and costs incurred in direct connection with declaratory judgment actions brought to resolve policy language coverage disputes between the Company and its insured, such expenses shall, for purposes of this Contract, not exceed an amount equal to the applicable limit of the policy or policies involved unless agreed to by the Reinsurer.

E. "Accident year" as used herein shall mean the period from January 1, 1997 to December 31, 1997, both days inclusive, and each respective 12-month period thereafter that this Contract remains in force.

F. "Net earned premium" as used herein is defined as gross earned premium of the Company for the classes of business reinsured hereunder, less the earned portion of premiums ceded by the Company for reinsurance which inures to the benefit of this Contract or increases the Company's available capacity.


Article VII - Other Reinsurance

A. Notwithstanding the provisions of paragraph E of Article V, the Company is permitted, but not required, to purchase other facultative and/or other treaty reinsurance on business subject to this Contract. Premiums ceded by the Company for reinsurance which inures to the benefit of this Contract or increases the Company' s available capacity shall be deducted in determining subject premium hereunder as provided in
   Article X.

B. It is agreed by the Company that inuring reinsurance agreements in force at the inception of this Contract shall remain in force during the term of this Contract, or so deemed.


Article VIII - Loss Notices and Settlements

A. Whenever losses sustained by the Company appear likely to result in a claim hereunder, the Company shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of such losses at its own expense.

B. All loss settlements made by the Company, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

C. Within 60 days after the end of each calendar quarter during or after the end of each accident year, the Company shall report to the Reinsurer its aggregate ultimate net loss paid for the accident year as of the end of the quarter. If the aggregate ultimate net loss paid exceeds an amount equal to the Company's retention hereunder for the accident year based on an estimate of the Company's net earned premium for the accident year, the Reinsurer shall pay its portion of such estimated excess (net of any prior payments for the accident year). However, any such payment by the Reinsurer shall be provisional, subject to adjustment when the Company's actual ultimate net loss and net earned premium for the accident year have been determined.


Article IX - Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


Article X - Reinsurance Premium

A. As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer 7.0% of its net earned premium for each accident year covered under this Contract.

B. As respects the first accident year, the Company shall pay the Reinsurer an annual minimum and deposit premium of $7,500,000, payable in equal semiannual installments of $3,750,000 at January 1 and July 1, 1997. As respects the second and third accident years, the annual minimum and deposit premium shall be mutually agreed between the Company and Reinsurer.

C. Within 60 days after the end of each accident year, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with paragraph A, and if the premium so computed is greater than the previously paid minimum and deposit premium, the balance shall be remitted by the Company with its report.


Article XI - Late Payments

A. It is understood and agreed that the provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in Article XXIV (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

      1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

      2.   1/365th of the six month (or nearest thereto) U.S.
      Treasury Bill rate, as quoted in The Wall Street Journal on the first business day of the month for which the calculation is being made; times

      3.   The amount past due, including accrued interest.

   It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

      1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 45 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

      2. Any claim or loss payment due the Company hereunder shall be deemed due five business days following receipt by the applicable Subscribing Reinsurer of written notification that payment has been received from Subscribing Reinsurers constituting at least 662/3% of the interests and liabilities of all Subscribing Reinsurers participating under the applicable layer of this Contract, who are active as of the due date; it being understood that said date shall not be later than 75 days from the date of transmittal by the Intermediary of the initial billing for each such payment.

      3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of paragraph C above, the due date shall be deemed as five business days following receipt of written notification that the provisions of this Article have been invoked.

   For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D. Nothing herein shall be construed as limiting or prohibiting
   1) a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense or control of any claim or suit; or 2) either party from contesting the validity of any payment, or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. As provided under Article VIII, it is understood and agreed that the Company shall furnish the Reinsurer with usual and customary claim information and nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from requesting additional information that it may deem necessary.

F. As respects subparagraph 2 of paragraph C above, a Subscribing Reinsurer shall be deemed not to be active when it 1) ceases assuming new or renewal reinsurance business through the Intermediary; 2) is declared insolvent, or put in liquidation, conservatorship or rehabilitation by a competent regulatory authority or court; 3) is declared insolvent, or is the subject of an administrative order or enters provisional liquidation and/or liquidation; or 4) has a reduction in its statutory surplus or shareholders' funds of 50% or more from its statutory surplus or shareholders' funds as of the effective date of this Contract.

G. Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.


Article XII - Experience Account

A. An "Experience Account" shall be maintained for each accident year covered under this Contract. The "Experience Account Balance" shall equal the sum of the "Experience Account" for the accident years covered under this Contract. The "Experience Account" for an individual accident year shall, at any point in time, be defined as:

      1. 100% of the cumulative earned reinsurance premium paid to the Reinsurer hereunder for the accident year;
      less

      2. The cumulative Reinsurer's Margin paid for the accident year as defined herein; less

      3. 100% of cumulative ultimate net loss payments for the accident year made by the Reinsurer; plus

      4. The cumulative Experience Account Investment Credit for the accident year since the inception of this Contract.

B. The Experience Account Investment Credit shall be computed separately for each accident year and shall, for any accident year, equal the average daily balance of the Experience Account during that accident year (or portion thereof) multiplied by the interest credit rate (or pro rata portion thereof) applicable to the individual accident year, credited annually, in arrears. The cumulative Experience Account Investment Credit for any accident year shall equal the sum of the Experience Account Investment Credit for such account for each accident year since the inception of this Contract.

C. The interest credit rate applicable to the Experience Account for an accident year covered under this Contract shall be equal to the one (1) year U.S. Treasury note rate as published in The Wall Street Journal on the first business day of such accident year.

D. The "Reinsurer's Margin" for each accident year shall be an amount equal to 12.5% of the earned reinsurance premium for the accident year.


Article XIII - Commutation

A. Subject to the terms of this Article, the Company may, at its sole option, commute this Contract at any December 31, with 90 days prior written notice by the Company to the Reinsurer.

B. If the Company elects to commute this Contract, the Reinsurer shall pay to the Company the following amounts within 60 business days of the date of Commutation:

      1.   Commuted Value of ceded unpaid ultimate net loss:

          a. If, at the time of Commutation, the ceded unpaid ultimate net loss, as defined herein, is less than or equal to the balance in the Experience Account, the Reinsurer agrees to pay all ceded unpaid ultimate net loss at the amount valued by the Company.

          b. If, at the time of Commutation, the ceded unpaid ultimate net loss is greater than the balance in the Experience Account, the ceded unpaid ultimate net loss shall be commuted at a present value amount to be mutually agreed. If the present value amount of the ceded unpaid ultimate net loss cannot be mutually agreed by the Company and the Reinsurer, then a mutually acceptable independent third party actuary shall be called upon to make an independent estimation of the present value amount of the ceded unpaid ultimate net loss (the cost of which shall be shared equally by the Company and Reinsurer). If the actuary's estimation is acceptable to both Reinsurer and Company, then this Contract shall be commuted at the value as estimated by the actuary. If the actuary's value is unacceptable to either the Company or the Reinsurer, or if the parties cannot agree on the selection of the actuary, then this Contract will not be commuted at that time.

      2. Profit Sharing - Upon Commutation under subparagraph 1 above, the Reinsurer shall pay to the Company a Profit Sharing equal to the positive balance, if any, of the Experience Account after deducting the value of the commuted ceded unpaid ultimate net loss as per subparagraph 1 above.

C. Payment of the ceded unpaid ultimate net loss and Profit Sharing, if any, by the Reinsurer as described above shall constitute a complete and final release of the Reinsurer in respect of any and all of the Reinsurer's obligations of any nature whatsoever to the Company under or related to this Contract.


Article XIV - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


Article XV - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


Article XVI - Net Retained Lines (BRMA 32B)

A. This Contract applies only to that portion of any policy which the Company retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.


Article XVII - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


Article XVIII - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States
   Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered into the books of the Company.


Article XIX - Taxes (BRMA 50C)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America, the District of Columbia or Canada.


Article XX - Insolvency

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.


Article XXI - Arbitration

A. As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.

B. One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within thirty
   (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C. If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the two arbitrators will jointly petition the American Arbitration Association to appoint the third arbitrator from the AAA's Panel of Reinsurance Arbitrators.

D. All arbitrators shall be disinterested active or former executive officers of insurance or reinsurance companies, underwriters at Lloyd's of London, reinsurance intermediaries and attorneys actively or formerly engaged in practicing law in the areas of insurance or reinsurance.

E. Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

F. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. The arbitration shall take place in Woodland Hills, California or, if unanimously agreed by the panel, any other mutually acceptable location.

G. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this article. However, nothing shall impair the rights of such reinsurers to assert several rather than joint defenses or claims, nor shall this provision be construed as changing the liability of the reinsurers under the terms of this Contract from several to joint.

H. The panel shall make its decision considering custom and practice as promptly as possible following the termination of hearings. The decision of any two arbitrators, when rendered in writing shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction. The panel is empowered to grant such interim relief as it may deem appropriate.

I. Each party shall bear the expense of its own arbitrator and shall jointly and equally with the other party bear the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorney's fees and interest to the extent permitted by law. Insofar as the arbitration panel chooses to look to substantive law, it shall consider the law of the State of California.


Article XXII - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United
States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


Article XXIII - Agency Agreement

Gryphon Insurance Group, Inc. shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.


Article XXIV - Intermediary (BRMA 23A)

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.


In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

New York, New York,this ____ day of ______________ 199___.

                ________________________________________
                Gryphon Insurance Group, Inc., on behalf of
                Associated International Insurance Company
                Calvert Insurance Company
                Timberline Insurance Company